                                                                    Exhibit 12.1

MGC COMMUNICATIONS, INC
RATIO OF EARNINGS TO FIXED CHARGES


                                                                                                   Nine Months Ended
                                                                  Year ended December 31,            September 30,
                                                             --------------------------------    --------------------
                                                               1996        1997        1998        1998        1999
                                                             --------    --------    --------    --------    --------
                                                                              (AMOUNTS IN THOUSANDS)
Earnings:
      Add: Loss before income taxes                          $ (1,491)   $(10,836)   $(32,065)   $(22,293)   $(44,744)
           Fixed Charges:
              Interest expensed and capitalized                    --       5,493      19,064      16,700      16,700
              Amortization of debt issue costs                     --         198         867         658         621
              Amortization of debt discount                        --         144         575         431         432
              Estimate of interest within rental expense            3          21          85          70         154
              Preferred stock dividends                            --          --         136          --       1,926
                                                             --------    --------    --------    --------    --------
                  Total fixed charges                               3       5,856      20,727      17,859      19,833

   Less:  Interest capitalized                                     --        (188)     (3,175)       (300)     (1,000)
          Preferred stock dividends                                --          --         136          --       1,926
                                                             --------    --------    --------    --------    --------

          Total earnings                                     $ (1,488)   $ (5,168)   $(14,377)   $ (4,734)   $(23,985)
                                                             ========    ========    ========    ========    ========

Fixed charges                                                $      3    $  5,856    $ 20,727    $ 17,859    $ 19,833
                                                             ========    ========    ========    ========    ========

Ratio of earnings to fixed charges                            (450.82)      (0.88)      (0.69)      (0.27)      (1.21)
                                                             ========    ========    ========    ========    ========

Insufficiency of earnings to cover fixed charges             $  1,491    $ 11,024    $ 35,104    $ 22,593    $ 43,818
                                                             ========    ========    ========    ========    ========